Exhibit 4.25

Contract No.:

JOINT INVESTMENT CONTRACT FOR ANIMATED FILM “SEER III”

THIS JOINT INVESTMENT CONTRACT (this “Contract”) is made as of February 1, 2013 in Shanghai, the People’s Republic of China (“PRC”) by and between:

(1) Party A: Shanghai Taomee Animation Co., Ltd.

Address: 14F, A2, No.1528 Gumei Road, Xuhui District, Shanghai

Tel.: 021-61280056

Fax: 021-33674012

Postal code: 200233

AND

(2) Party B: Beijing Enlight Pictures Co., Ltd.

Address: 3F, No.3 Nanmen Hangxing Science Park, No.11 Hepingli East Street, Dongcheng District, Beijing

Tel.: 010-64516384

Fax: 010-64516025

Postal code: 100013

In order to jointly invest to produce and operate the animated film “SEER III” (temporary name, hereafter referred to as this “Film”), Party A and Party B, on the basis of equality and free will, adhering to the principle of mutual benefit and after friendly negotiations, hereby agree below to define their respective rights and obligations:

ARTICLE 1 PRINCIPLES OF COOPERATION

1. All the terms of this Contract are in compliance with the Contract Law of the People’s Republic of China, the Copyright Law of the People’s Republic of China, the Regulations for the Implementation of the Copyright Law of the People’s Republic of China, the Regulations on the Administration of Films as well as the relevant regulations of the Film Bureau under the State Administration of Radio, Film and Television (SARFT) concerning administration of films.

2. Each party warrants that it is a company duly organized and validly existing under the laws of its jurisdiction and has the full legal right, capacity and authority to execute this Contract and exercise and perform its rights and obligations hereunder.

3. Party A has the right to adapt the animated film “SEER III”. Party A shall provide relevant certificate of ownership. Now, Party A and Party B jointly adapt the original work of SEER (i.e. SEER online game) to produce the animated feature film of “SEER III”. Party A and Party B will jointly invest and permanently share the distribution earnings according to the provisions of this Contract. The copyright of the animated film “SEER III” shall belong to Party A. The intellectual property rights of the separately usable works like cartoon characters, music, screenplay and so on in the animated film “SEER III” shall be exclusively owned by Party A or a third party designated by Party A.

4. Party A shall be responsible for the initiation of this Film, approval and review of screenplay, film production, film examination and review, film publicity and other matters in connection with this Film and Party B shall be responsible for the theatrical projection and distribution (execution of relevant contracts to obtain earnings, including sub-licensing) as well as related commercial operations of “SEER III” in mainland China. Party B is obliged to assist Party A in obtaining the Permit for Public Projection of Films and participate in the film publicity. The screenplay of this Film must be subject to the joint examination and confirmation by the Parties. The screenplay of this Film submitted to the Film Bureau for approval is the chief source of shooting. The shooting is subject to approval comments.

5. Upon execution of this Contract, Party B shall not use the major elements in animated film “SEER III” (including, but not limited to, major themes, cartoon characters, story plots or any contents producing any effect similar to a film) for any other known or unknown works or any purpose other than as specified herein.

6. If the box office revenues of this Film reaches RMB 50 million, under the equal conditions, Party B shall have right of first refusal to the investment and distribution of the subsequent “SEER” films.

ARTICLE 2 BASIC TERMS

1. Name of animated film: “SEER III” (temporary name)

2. Screenwriter: Deng Lei, Wang Zhangjun

3. Chief director: Wang Zhangjun

4. Executive director: Li Zhi, Yin Yuqi

5. Chief producer: Zhu Chenghua

6. Chief supervisor: Wang Yu

7. Film length: ~85 minutes

8. Audio system: SRD

9. Estimated date of shooting start: before December 2012 (temporary)

10. Estimated date of submission for review: late June 2013 (temporary)

11. Estimated date of delivery: early July 2013 (temporary)

The release date of this Film in mainland China (excluding Hong Kong SAR, Macao SAR and Taiwan) is temporarily determined to be July 1, 2013 to August 31, 2013, and Party B may decide the most favorable release date as appropriate but it shall notify Party A in advance and obtain the written permission of Party A. In no case may the release date of this Film in any region other than mainland China be earlier than the release date in mainland China, but it can be simultaneous with the latter.

12. The production cost of the film SEER III may not exceed a maximum of RMB eight million (in figures: RMB 8,000,000), including but not limited to screenplay, story boards, interim production, post-production, dubbing, star dubbing, music, audio mixing, HDCAM finished film, DCP master, D5 digital tape, DVD submitted for review and so on. As the executor of the production of this Film, Party A must carry out production and shooting according to the dates specified herein, while Party B shall render necessary assistance in a timely manner.

13. All the production, lease, labor and other contracts related to the shooting and production of this Film shall be signed with Party A. Any dispute arising as a result thereof shall be resolved by Party A. Party B shall timely provide necessary assistance.

14. Party A shall supervise the film crew to purchase insurances for all the working personnel and ensure that all the risks are insured. The insurance period shall not be less than the shooting period of this Film so as to ensure that this Film is completed smoothly and as scheduled. Party A shall be solely responsible for the safety problems on personnel, equipment and the like or any dispute with any other third parties (including, but not limited to, contract dispute, infringement dispute, etc.) during the production process.

15. Party A shall submit to Party B the settlement statements of production, publicity and distribution costs and Party B has the right to examine and confirm them and demand Party A to provide the basis and certificates for settlement (including, but not limited to, contracts signed with Party A with third persons for the purpose of performing this Contract, relevant vouchers and financial statements of expenses and costs, etc.). In case of any overrun of production, publicity and distribution costs, Party A shall bear the full overrun portion and Party B’s investment return percentage shall not be affected. If the budgets of production, publicity and distribution costs are not used up, Party A will refund the remaining portion based on Party B’s investment proportion. Party A shall be responsible for using the funds in full conformity with the plan within the total amount of investment. Party B shall have the right to, at any time, supervise the use of funds and inspect the relevant financial materials and Party A shall cooperate in this regard. Party A shall guarantee the truthfulness of the budgets and settlement statements provided by it, otherwise Party A shall compensate the losses incurred by Party B as a result thereof.

ARTICLE 3 INVESTMENT

1. Party A and Party B acknowledge that the total investment of this Film (i.e. production, publicity and distribution costs) is RMB thirteen million (in figures: RMB 13,000,000), in which RMB eight million (in figures: RMB 8,000,000) is used for production and RMB five million (in figures: RMB 5,000,000) is used for publicity and distribution.

2. Party A and Party B will jointly invest in this Film. Party A’s investment is RMB nine million one hundred thousand (in figures: RMB 9,100,000), accounting for 70% of the total amount of investment and Party B’s investment is RMB three million nine hundred thousand (in figures: RMB 3,900,000), accounting for 30% of the total amount of investment.

3. Party B shall, in accordance with its proportion of investment, pay its investment payable to Party A’s account in two installments. The specific times and amounts are as follows:

First installment: within fifteen (15) working days following the execution of this Contract and after Party B examines and confirms the letters of authorization about distribution issued by publishers, detailed budget of production costs and detailed budget of publicity and distribution (refer to Annex 1) from Party A, Party B shall pay [50]% of the investment payable, i.e. RMB [one million nine hundred and fifty thousand] in figures: RMB [1,950,000]);

Second installment: after Party A provides all the materials as set forth in Paragraph 5 of Article 6 and the settlement statement of production costs and all of them are examined and confirmed by Party B, Party B shall pay [50]% of the investment payable, i.e. RMB [one million nine hundred and fifty thousand] in figures: RMB [1,950,000]).

4. Except as otherwise agreed herein, neither party may assign its rights and obligations hereunder to any third party (except Party A’s affiliate), except with the written consent of the other party.

5. During the cooperation of this Film, if any new investor intends to participate, Party A shall be responsible for approaching and determining such new investor. The investment return of such new investor will be allocated from Party A’s investment proportion. The ROI and all the rights herein of Party B shall remain unchanged.

6. Party B agrees to pay the investment payable to Party A’s account below:

Account holder: Shanghai Taomee Animation Co., Ltd.

Deposit bank: Shanghai Caohejing Sub-branch, China Construction Bank

Account number: 31001613402050012420

7. If this Film does not obtain the Permit for Public Project of Films within [12] months following the effectiveness of this Contract, Party B may demand Party A to refund all the sums already paid by Party B within 15 days and Party A shall pay to Party B the interest on the said sums for the period of occupation at the loan rate published by the People’s Bank of China for the same period.

ARTICLE 4 SUBMISSION FOR REVIEW

1. Party A shall be specifically responsible for relevant matters related to the submission of the screenplay of this Film for review and the relevant procedures and matters following the final approval, and the relevant expenses arising therefrom will be included into the production cost of this Film, subject to the authorization of the Parties and the entry into detailed accounts. The ultimate editing right of this Film shall remain with the Parties, and any difference in opinions shall be resolved by the Parties according to the needs of release and review opinions of Film Bureau, SARFT.

2. Subject to the examination and approval of the Parties, Party A shall submit mixed copies to the Film Bureau for final examination, while Party B has the obligation to assist Party A in obtaining the final approval of the Film Bureau for this Film and the release permit, and the finished film shall be the copy finally approved by the Film Bureau.

3. In case this Film needs to be revised prior to the release as required by relevant departments under SARFT, Party A must implement such revision in order to ensure that this Film can pass the final examination successfully.

ARTICLE 5 AUTHORSHIP

1. Subject to the approval of Film Bureau, SARFT, the Parties will be jointly listed as the “co-presenters” and “co-producers” of the animated film. The order of authorship in the release, sales and co-presenting of this Film is: Shanghai Taomee Animation Co., Ltd. and Beijing Enlight Pictures Co., Ltd., and the order of authorship in the co-production is: Shanghai Taomee Animation Co., Ltd. and Beijing Enlight Pictures Co., Ltd. The order of presenters is: Cheng Yunpeng, Wang Haibing, Li Xiaoping; producers: Zhu Chenghua, Chen Hongli

2. Other authorship-related matters shall comply with applicable regulations, and Party A shall produce authorship clips according to relevant regulations of the Film Bureau and ensure that all captions of the Film comply with provisions of laws and regulations and normative documents. In case Party B has to assume liabilities or suffers any losses because the captions fail to meet such provisions, Party A shall fully compensate Party B for the losses it suffers.

ARTICLE 6 DISTRIBUTION INTERESTS AND ALLOCATION OF INCOME

1. Distribution region: Mainland of the People’s Republic of China.

1.1 The Parties unanimously agree after consultation that Party B will be exclusively and permanently responsible for the release and distribution of this Film in the Mainland of the People’s Republic of China (including but not limited to the distribution and release in theater chains, digital release, digital release in rural areas, release in the military system as well as the release in hotels, means of transport and outdoors) and commercial operations: including but not limited to the preparation of distribution plan and budget, negotiation, implementation, statistics and settlement, etc. Party A shall be exclusively and permanently responsible for the sales of copyrights (including broadcasting right, right of communication through information network, audio-visual product copyright as well as new media copyright by other technologies and carriers), enter into mutual agreements with buyers and be responsible for collection, but Party A shall provide a copy of contract to Party B for the record. After deducting 10% agency fee payable to the distributor and the distribution cost (distribution cost is subject to the written or email confirmation of the Parties), the Parties may share the copyright income as agreed in Article 2.4 hereof. During the sale of new media copyrights, if the coverage of a new media buyer goes beyond the Mainland of the People’s Republic of China, subject to a written notice given to Party B by Party A and the mutual confirmation of the Parties, Party A has the right to sell the non-exclusive new media copyright of this Film overseas and shall be responsible for the conclusion of contracts and collections. After deducting 10% agency fee payable to the distributor and the distribution cost (the distribution cost is subject to the written or email confirmation of the Parties), the Parties may share the copyright income as agreed in Article 2.4 hereof.

1.2 Overseas distribution: Party A and Party B unanimously agree after consultation that: the Parties will be jointly responsible for the release and distribution and copyright sales in overseas theater chains other than those in the People’s Republic of China, and all overseas distribution agreements and copyright sales agreements shall be tripartite agreements involving Party A, Party B and the buyer. Collections shall be in the charge of the distributor (i.e. the actual negotiator, who shall notify the other party in writing, where there is any conflict in the negotiations of the Parties, the party with the higher sales price shall have precedence, and where their sales prices are the same, the party that issues the notice first shall have precedence). After deducting the 10% agency fee payable to the distributor and the distribution cost (subject to the written or email confirmation of the Parties), the Parties may share the income from distribution as agreed in Article 2.4 hereof. All proceeds from release, distribution and copyright sales in overseas theater chains are collectively referred to as income from overseas distribution, and the agency fee payable to the distributor is 10% of the income from overseas distribution.

2. Allocation of Income

2.1 The Parties agree that Party B or the distributor designated by Party B will be responsible for the collection of the income from the distribution in the Mainland of the People’s Republic of China, but must provide the details and statements of the distributor to Party A for the record.

2.2 The Parties agree that the following computational formula applies to the total income from the distribution of this Film in theater chains [in the Mainland of the People’s Republic of China]:

Total income from distribution in theater chains = gross box office – national fund for films – business tax and surcharges – profit shares of theaters

National fund for films = gross box office X5%

Business tax and surcharges = gross box office X 3.33%

Profit shares of theaters = (gross box office – national fund for films – business tax and surcharges) x proportion of profit shares of theaters

Agency fee for distribution in theater chains: where the gross box office of this Film is no more than RMB 50 million, the agency fee payable is 10% of the total income from the distribution in corresponding theater chains; as for the portion of the gross box office of this Film that is higher than RMB 50 million but lower than RMB 60 million, the agency fee payable will be 12% of the total income from the distribution in corresponding theater chains; as for the portion of the gross box office of this Film that reaches RMB 60 million (included) or above, the agency fee payable will be 15% of the total income from the distribution in corresponding theater chains.

The proportions of profit shares shall be determined based on the actual situations at that time.

2.2 Total income from other distributions: means the income from the distribution and sale of this Film on television, new media and audio-visual channels in mainland China, in addition to the total income from the distribution in theater chains. The distributor may collect 10% of the total income from other distributions as agency fee. Except the release and distribution matters in the charge of Party B, the copyright sales exclusively in the charge of Party A and the distribution and copyright sales jointly in the charge of the Parties as agreed in Paragraphs 1.1 and 1.2 of this Article, Party A will be exclusively and permanently responsible for any other distribution and copyright sales and exclusively and permanently enjoy the benefits arising therefrom. All operation rights in and proceeds from the books involving this Film will be solely owned by Party A.

2.4 After the total income from distribution (total income from the distribution in theater chains [in the Mainland of the People’s Republic of China]+total income from other distributions + income from overseas income) is subtracted by the agency fee payable to the distributor and the distribution cost advanced by Party B (subject to the distribution cost actually advanced by Party B, up to RMB 2 million), the Parties may allocate the remaining amount according to their respective investment proportions. The Parties will carry out a settlement every half a year within the 2 years following the release of this Film and shall issue a statement of the distribution income for the current period to the other party prior to the settlement. Subsequently, if there is any total income from distribution, then the settlement will be carried out on an annual basis. Prior to the first settlement, Party A shall provide Party B with a valid invoice of the amount equivalent to the total investments of Party B issued by a third party; the distribution income for which one party is responsible for the conclusion of contracts and collections, shall be allocated after applicable local taxes are deducted, and at the same time of settlement, the payee shall issue to the other party an ordinary VAT invoice of corresponding amount prior to collection.

2.5 The Parties agree that the distribution cost, including copy cost and site distribution cost shall not exceed a maximum of RMB two million (in figures: RMB 2,000,000), and such production cost shall be advanced by Party B. Party B shall submit a settlement statement of production cost to Party A, while Party A has the right to audit and confirm the same and require Party B to furnish other settlement statements. When the production cost exceeds the specified amount, Party B shall be fully responsible for the excess, unless the Parties agree otherwise in writing. Party B shall ensure the authenticity of the budget and settlement statements it provides, otherwise it shall compensate for losses suffered by Party A.

3. This Film can be distributed domestically only after it is granted the pass and Film Release Permit by SARFT.

4. Publicity

The Parties shall, according to the publicity plan confirmed by them, apply their respective resources (for details, see Annex I) and do their best to carry out the publicity and sales in a satisfactory manner, and the relevant production personnel of this Film must jointly participate in the publicity campaign. Party A shall specify in the contract signed with the production personnel that, the director and producer of this Film have the obligation to provide free services to the publicity and distribution of this Film in at least five domestic cities and shall have the same external publicity catchword. During the process of external publicity, either party must simultaneously indicate that both Party A and Party B are joint investors in the shooting of this Film.

5. Party A undertakes to deliver to Party B the materials necessary for the distribution of this Film according to the contents and deadlines specified in List and Schedule of Materials to Be Delivered (for details, see Annex II). Party A shall provide a copy of Film Release Permit of this Film (affixed with the official seal of Party A) within 5 working days upon receipt of the same.

When signing the Contract, Party A shall provide 4 originals of each of the power of attorney and certificate of rights issued by all copyright holders of this Film (including but not limited to presenter, co-presenters, producer and co-producers subscribing Film Release Permit and this Film) and form a complete authorization chain that complies with requirements of applicable laws and regulations and juridical practice.

ARTICLE 7 PARTICIPATION IN CONTESTS AND EXHIBITIONS

1. The Parties agree that, Party A shall be responsible for applying for various film & TV awards including the Best Works Award granted by the Propaganda Department of CPC Central Committee, Huabiao Award, Golden Rooster Award, and Baihua Award, and if this Film wins an award, the honor shall be shared by the Parties and the trophy and certificate will be jointly owned by the Parties; rewards given to this Film will be subject to the regulations of the organizer and the prize money will be shared by the Parties according to their respective investment proportions.

2. In case either party recommends this Film to participate in exhibition, competition and other activities in an international film festival, Party A shall report to competent department of Chinese Government for filing purposes, subject to the consultation of the Parties. The list of the delegation members shall be negotiated by the Parties, and the expenses incurred for participating in competition and exhibition shall be borne by them respectively. If this Film wins an award, the honor shall be shared by the Parties, the trophy and certificate shall be kept by each party after duplication, the prize money of individual award shall go to the individual concerned, and other prize money shall be allocated based on their respective investment proportions.

ARTICLE 8 DEFAULTING LIABILITY

1. Except as otherwise provided herein, if, due to any breach by either party of this Contract, the other party suffers from loss and the performance of this Contact is prevented, the breaching party shall pay 20% of the total investment hereunder as liquidated damages to the non-breaching party and make a public apology to the non-breaching party. If the liquidated damages cannot cover the loss suffered by the non-breaching party, the breaching party shall make up the deficit.

2. Party A shall ensure that the production and publicity of this Film and the contents thereof comply with the stipulations of the laws and regulations of the People’s Republic of China. If Party B suffers from losses as a result of any violation of laws and regulations by this Film, Party A shall be liable for all such losses thus incurred by Party B. Likewise, if Party A suffers from losses as a result of any violation of laws and regulations by Party B’s distribution of this Film, Party B shall be liable for all such losses thus incurred by Party A.

3. Upon execution of this Contract, Party B shall timely perform its investment obligation. If Party B fails to pay the investment within the term as prescribed herein, it shall pay the liquidated damages of 0.01% of the outstanding sum per delayed day.

ARTICLED 9 CONFIDENTIALITY AND RETURN OF MATERIALS

1. Each party undertakes to keep confidential the information on this Film and the business secrets of the other party known by it in connection with the performance of this Contract and without the written consent of the other party, not to disclose the same to any third party or use the same for any purpose other than as specified herein.

2. Upon completion of the cooperation hereunder, each party shall return to the other party the materials obtained from the other party in connection with the performance of this Contract and shall not retain any copy thereof without the consent of the other party.

ARTICLE 10 FORCE MAJEURE

If this Film cannot be completed or distributed for any cause of force majeure like natural disaster and war, each party shall be exempt from the defaulting liability arising as a result thereof and the Parties shall jointly bear this risk in proportion to their respective investments.

ARTICLE 11 MISCELLANEOUS

1. Each party shall comply with the related tax laws of its jurisdiction and itself declare and pay the taxes. If any legal dispute arises for any reason or any violation of tax law, each party agrees to bear its entire liability without incurring any liability to the other party.

2. This Contract and its annexes attached hereto shall have a legal effect. Upon execution, this Contract shall not be modified by either party without the permission of the other party. This Contract constitutes the entire agreement between the Parties with respect to the cooperation concerning the animated film “SEER III” and supersedes all other prior documents between the Parties.

3. Any matter not mentioned herein is to be resolved by the Parties through negotiations and the Parties may enter into a supplemental agreement, which shall have the same legal effect as this Contract. The execution, validity, interpretation and performance of, resolution of disputes in connection with, this Contract, shall be governed by the PRC laws.

4. This Contract is executed in two originals, one for each party hereto, and enters into force upon signing and stamping by the representatives of the Parties.

5. Any dispute arising from this Contract shall be resolved by the Parties through negotiations. If efforts to negotiate have failed, either party may file a lawsuit before the people’s court in the place where the defendant is located.

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Party A: /seal/ Shanghai Taomee Animation Co., Ltd.

Representative:

Party B: /seal/: Beijing Enlight Pictures Co., Ltd.

Representative: